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[LETTERHEAD OF MICROPOLIS]

                                                                   EXHIBIT 10.43

February 15, 1994

Mr. Joel Appelbaum
21315 Lumbertown Lane
Saratoga, California  95070

Dear Joel:

I am pleased to confirm our offer of employment to you for the position of Executive Vice President and General Manager, SSD Division. This position reports directly to me. The terms of the offer are as follows:

- -  Starting salary will be $3,847.00, payable weekly.

- -  You will be eligible for a salary review in January, 1995.

- - You will be eligible to participate in the 1994 Key Person Bonus Plan. Bonus payments will be based upon your success in meeting objectives that you and I have established. The nominal bonus for 1994 will be $100,000.

- - You will be granted a stock option of 60,000 shares of Micropolis Corporation common stock, subject to approval by the Micropolis Board of Directors. The terms and vesting schedule are described in your Incentive Stock Option Agreement.

- - For tax purposes, the company will "gross up" the non-deductible relocation expenses incurred in connection with your relocation to Southern California.

- - You will receive a car allowance of $450.00 per month, net of income taxes. Pre-tax value of such allowance is about $780.00 per month.

Relocation benefits are specified in the attached enclosure.

Our benefit package is a comprehensive package which includes medical and dental coverage, long term disability, life insurance and educational assistance. These coverages are effective the day you begin work. You will be eligible to participate in our Employee Stock Purchase Program and in the Micropolis Employee Savings and Retirement Plan (401[k]) after completing six months of service prior to the standard enrollment dates.

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Page 2
Mr. Joel Appelbaum
February 15, 1994


The Company retains the right to terminate the employment relationship at any time and for any reason, with or without notice. Solely for the purpose of this letter, cause for termination is defined as misconduct or willful failure to perform duties.

During your first twelve months of employment with Micropolis, should your employment be terminated for any reason other than cause or resignation, you will receive a lump sum payment equal to twelve months base salary. If the Company terminates you without cause after twelve months employment, you will receive a lump sum payment equal to six months base salary. All applicable federal, state and social security taxes will be deducted from any lump sum payment.

We all look forward to your joining Micropolis and know that the relationship will be mutually rewarding.

Sincerely,

/s/ STUART P. MABON

Stuart P. Mabon
President and Chief Executive Officer


I understand and accept the terms of this offer

/s/ JOEL APPELBAUM                                               2-28-94
- ------------------------------                                   ---------
Joel Appelbaum                                                   Date


SPM:nmt
Enclosure:Relocation Program

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